PLS CPA, A PROPESSIONAL CORP.

t 4725 Mercury Street #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 433-2979  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

Exhibit 23.1

August 9, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 8, 2011, relating to the financial statements of Alternative Energy Media, Inc. as of June 30, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS, CPA, a Professional Corporation

August 9, 2011

San Diego, CA 9211

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board